Exhibit 2.6

FOURTH AMENDMENT TO THE SEPARATION AND DISTRIBUTION AGREEMENT

This FOURTH AMENDMENT TO THE SEPARATION AND DISTRIBUTION AGREEMENT, dated as of March 31, 2017 (this “Fourth Amendment”), is entered into by and between Hewlett Packard Enterprise Company, a Delaware corporation (“Houston”), and Everett SpinCo, Inc., a Delaware corporation and wholly owned Subsidiary of Houston (“Everett”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Separation Agreement (as defined below).

WHEREAS, the parties hereto entered into a Separation and Distribution Agreement, dated as of May 24, 2016 (the “Original Agreement”);

WHEREAS, the parties hereto amended the Original Agreement pursuant to that certain First Amendment to the Separation and Distribution Agreement, dated as of November 2, 2016 (the “First Amendment”), and further amended the Original Agreement pursuant to that certain Second Amendment to the Separation and Distribution Agreement, dated as of December 6, 2016 (the “Second Amendment”), and further amended the Original Agreement pursuant to that certain Third Amendment to the Separation and Distribution Agreement, dated as of January 27, 2017 (the “Third Amendment”, and the Original Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment the “Separation Agreement”); and

WHEREAS, the parties hereto desire to further amend the Separation Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

A. Amendments to the Separation Agreement.

a.	Section 1.1 of the Separation Agreement is hereby supplemented by adding the following definitions at the end of Section 1.1:

“Excess Debt” means up to $491,750,000 of indebtedness incurred by Everett on or about March 29, 2017 that exceeds $3,008,250,000 of Everett Debt.

b.	Section 2.3(a)(iv) of the Separation Agreement regarding the definition of “Everett Liabilities” is hereby amended and restated to read in its entirety as follows:

“(iv) the Liabilities arising out of or resulting from (A) the Total Everett Debt, (B) the Inherited Debt, (C) all Liabilities specified in subclauses (ii), (iii), (v) or (vi) of this Section 2.3(a) that are (I) capitalized lease obligations that expire on or before March 31, 2019 (“Short Term Capitalized Lease Obligations”), and (II) capitalized lease obligations that expire after March 31, 2019 (“Long Term Capitalized Lease Obligations”) in an amount up to $250,000,000 in the aggregate among all Everett Group members as of the Distribution Date, (D) the Specified Everett Liabilities set forth in Schedule 2.3(a)(iv) and (E) the Excess Debt;”

c.	Section 2.11(a)(iii) of the Separation Agreement is hereby amended and restated to read in its entirety as follows:

“(iii) the aggregate amount of cash and cash equivalents in accounts held by or in the name of a member of the Everett Group as of the Cut-Off Time; provided, however, that cash and cash equivalents located in a jurisdiction outside the United States that is subject to restrictions or limitations on distributions outside of such jurisdiction by law that (A) is not able to be offset against an in-country receivable of Houston and (B) exceeds the amount that may reasonably be used in the operation of the Everett Business shall be valued at 70% of the amount of such cash; and, provided further, that the cash proceeds of the Excess Debt shall be excluded from the calculations of the aggregate cash and cash equivalents held by or in the name of a member of the Everett Group as of the Cut-Off Time;”

d.	Section 3.1(b)(i) of the Separation Agreement is hereby amended and restated to read in its entirety as follows:

“(i) Without limiting the requirements of Section 2.8, prior to the Distribution Time, Houston may, and may cause the members of the Houston Group and the Everett Group to, take such actions as Houston deems advisable to minimize or reduce the amount of cash and cash equivalents remaining in any accounts held by or in the name of a member of the Everett Group as of the Distribution Time, provided, however, that Houston shall not and shall cause its Affiliates not to take any action that would reduce the amount of cash retained in an account or accounts held by or in the name of Everett SpinCo, Inc., collectively, below the amount of Excess Debt.”

B. Separation Agreement Confirmed. Except as specifically amended or modified by this Fourth Amendment, the Separation Agreement remains unchanged and continues in full force and effect.

C. Miscellaneous. The provisions of Section 9.1 and 9.15 of the Separation Agreement shall apply to this Amendment mutatis mutandis.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have caused this Fourth Amendment to be executed on the date first written above by their respective duly authorized officers.

HEWLETT PACKARD ENTERPRISE COMPANY

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	SVP, Deputy General Counsel

EVERETT SPINCO, INC.

By:	/s/ Rishi Varma
Name:	Rishi Varma
Title:	President and Secretary